Exhibit 99.1

OPNET Announces Results for Fourth Quarter of Fiscal 2008

Revenue of $27 million

Deferred revenue of $30.5 million

Earnings per share of negative $0.01

BETHESDA, MD—May 13, 2008—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, today announced that quarterly revenue for the fourth fiscal quarter, ended March 31, 2008, was $27 million, compared to $24.4 million for the same quarter in the prior fiscal year. Basic and dilutive earnings per share for the fourth quarter of fiscal 2008 were negative $0.01, compared to earnings per share on a diluted basis of positive $0.07 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “During the quarter, we achieved record quarterly revenue of $27 million while increasing our deferred revenue sequentially by $3.9 million. Both our total revenue and deferred revenue growth were driven by strong sales from our domestic sales teams.”

Cohen continued, “This fiscal year ended March 31 marks the first fiscal year in which we exceeded $100 million in revenue. We are entering fiscal 2009 with our largest sales pipeline, record deferred revenue, and improved productivity from our enterprise sales teams. In addition, recent expansion of our Panorama solution into the dotNET performance monitoring space, as well as our new appliance-based real-time monitoring solution, ACE Live, should be key enablers for larger deals. In fact, in April we closed the largest single enterprise license deal in our history. This deal was an order for our Panorama solution and is expected to contribute $1.4 million to license revenue during Q1 of fiscal 2009. We believe top line revenue growth and a focus on controlling operating expenses will drive improvements in operating margin during fiscal 2009.”

The Company’s fourth quarter fiscal 2008 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation and acquisition-related amortization of intangible assets. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement table following the text of the press release. For further information, please refer to the section of the press release titled, “Use of Non-GAAP Measures.”

GAAP Financial Highlights for the Fourth Quarter of Fiscal 2008:

•

Grew revenue year-over-year 10.9% to $27.0 million from $24.4 million for the same quarter of fiscal 2007. Revenue for the quarter increased sequentially 3.8% from $26.0 million for the third quarter of fiscal 2008.

•

License revenue decreased year-over-year by 3.9% to $10.3 million from $10.7 million for the same quarter of fiscal 2007. License revenue for the quarter increased sequentially 0.6% from $10.2 million for the third quarter of fiscal 2008.

•

Ended the quarter with deferred revenue of $30.5 million, a 30.8% increase year-over-year from $23.3 million for the same quarter of fiscal 2007 and a 14.9% increase sequentially from $26.5 million in the third quarter of fiscal 2008.

•

Gross profit increased year-over-year to $19.6 million from $18.7 million for the same quarter of fiscal 2007. Gross profit increased sequentially from $19.1 million in the third quarter of fiscal 2008.

•

Operating income decreased year-over-year to a loss of $1.2 million from income of $1.4 million for the same quarter of fiscal 2007. Operating income increased sequentially from a loss of $2.3 million in the third quarter of fiscal 2008.

Non-GAAP Financial Highlights for the Fourth Quarter of Fiscal 2008:

•

Non-GAAP gross profit increased year-over-year to $20.2 million from $18.9 million for the same quarter of fiscal 2007. Non-GAAP gross profit increased sequentially from $19.7 million in the third quarter of fiscal 2008.

•

Non-GAAP operating income decreased year-over-year to a loss of $172 thousand from income of $1.9 million for the same quarter of fiscal 2007. Non-GAAP operating income increased sequentially from a loss of $1.3 million in the third quarter of fiscal 2008.

•

Non-GAAP net income decreased year-over-year to $79 thousand from $1.9 million for the same quarter of fiscal 2007. Non-GAAP net income increased sequentially from a loss of $360 thousand in the third quarter of fiscal 2008.

First Quarter Fiscal Year 2009 Financial Outlook

OPNET currently expects fiscal 2009 first quarter GAAP revenue to be between $27.5 million and $30.0 million, and GAAP earnings per share to be between negative $0.02 and positive $0.05. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Tuesday, May 13, 2008 at 5:00 pm EDT to review financial results for the fourth quarter of fiscal 2008.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 281833. The replay will be available from 7:00 pm Eastern Time May 13th through 11:59 pm Eastern Time May 20th.

•	The webcast will be available at www.opnet.com or at ww.investorcalendar.com, archived for seven days.

Use of Non-GAAP Measures

The Company uses non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP to evaluate the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, and (b) to measure operational profitability and the accuracy of forecasting. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Amortization of intangibles and its related tax impact. The Company incurs amortization of intangibles, which is included in its GAAP presentation of amortization of acquired technology and customer relationships, and research and development, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, and are then amortized over a period of three to five years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after a given acquisition, and it excludes such expenses when evaluating the Company’s financial performance.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation, which is included in its GAAP presentation of cost of software license updates, technical support and services, cost of professional services, research and development expense, sales and marketing expense and general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its quarterly and annual assessments of the Company’s and management’s performance. In evaluating the performance of senior management, stock-based compensation is excluded from expenditure and profitability results.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of solutions for managing networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenue for the fourth quarter of fiscal 2008, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Revenue:
New software licenses	$10,288	$10,703	$38,838	$43,186
Software license updates, technical support, and services	9,214	7,440	34,787	28,062
Professional services	7,504	6,216	27,721	23,882

Total revenue	27,006	24,359	101,346	95,130

Cost of revenue:
New software licenses	302	120	1,035	638
Software license updates, technical support, and services	1,209	1,044	4,514	3,264
Professional services	5,376	4,348	19,154	15,904
Amortization of acquired technology and customer relationships	553	164	1,486	723

Total cost of revenue	7,440	5,676	26,189	20,529

Gross profit	19,566	18,683	75,157	74,601

Operating expenses:
Research and development	7,478	5,587	27,471	21,688
Sales and marketing	10,498	8,907	39,357	34,133
General and administrative	2,814	2,752	11,747	10,994

Total operating expenses	20,790	17,246	78,575	66,815

(Loss) income from operations	(1,224)	1,437	(3,418)	7,786
Interest and other income, net	626	950	3,579	3,834

(Loss) income before (benefit) provision for income taxes	(598)	2,387	161	11,620
(Benefit) provision for income taxes	(495)	809	(372)	3,655

Net (loss) income	$(103)	$1,578	$533	$7,965

Basic net (loss) income per common share	$(0.01)	$0.08	$0.03	$0.39

Diluted net (loss) income per common share	$(0.01)	$0.07	$0.03	$0.38

Basic weighted average common shares outstanding	20,200	20,487	20,342	20,358

Diluted weighted average common shares outstanding	20,200	21,337	20,621	21,206

OPNET TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2008	2007	2007
GAAP gross profit	$19,566	$18,683	$19,091
Stock-based compensation expense	45	31	36
Amortization of intangibles	553	164	604

Total adjustments to GAAP gross profit	598	195	640

Non-GAAP gross profit	$20,164	$18,878	$19,731

GAAP (loss) income from operations	$(1,224)	$1,437	$(2,346)

Stock-based compensation expense	414	314	362
Amortization of intangibles	638	164	686

Total adjustments to GAAP (loss) income from operations	1,052	478	1,048

Non-GAAP (loss) income from operations	$(172)	$1,915	$(1,298)

GAAP net (loss) income	$(103)	$1,578	$(1,312)
Stock-based compensation expense	414	314	362
Amortization of intangibles	638	164	686

Total adjustments to GAAP income before provision for income taxes	1,052	478	1,048

Provision for income tax	870	162	96

Non-GAAP net income (loss)	$79	$1,894	$(360)

Diluted net (loss) income per common share:
GAAP	$(0.01)	$0.07	$(0.06)

Non-GAAP	$0.00	$0.09	$(0.02)

Diluted weighted average common shares outstanding
GAAP (1)	20,383	21,337	20,273

(1)	No adjustment has been made to the GAAP diluted weighted average common shares outstanding.

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2008	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$71,410	$34,766
Marketable securities	7,451	56,615
Accounts receivable, net	20,780	21,604
Unbilled accounts receivable	5,366	3,696
Inventory	319	—
Deferred income taxes, prepaid expenses and other current assets	3,627	4,366

Total current assets	108,953	121,047

Marketable securities	6,968	—
Property and equipment, net	10,884	8,745
Intangible assets, net	8,633	899
Goodwill	14,639	14,639
Deferred income taxes and other assets	3,461	2,328

Total assets	$153,538	$147,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$489	$276
Accrued liabilities	8,555	8,321
Other income taxes	658	458
Deferred rent	326	210
Deferred revenue	28,722	22,414

Total current liabilities	38,750	31,679

Accrued liabilities	59	259
Deferred rent	1,762	1,956
Deferred revenue	1,772	893
Other income taxes	550	—

Total liabilities	42,893	34,787

Stockholders’ equity:
Common stock	28	27
Additional paid-in capital	89,878	86,881
Retained earnings	34,838	34,815
Accumulated other comprehensive income	160	394
Treasury stock, at cost	(14,259)	(9,246)

Total stockholders’ equity	110,645	112,871

Total liabilities and stockholders’ equity	$153,538	$147,658